INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (the “Agreement”) is effective as of the Closing Date (as defined herein), between Avid Technology, Inc., a Delaware corporation (“Parent”) and Pinnacle Systems, Inc., a California corporation and wholly owned subsidiary of Parent, (“Pinnacle” and together with Parent, individually and collectively, “Seller”), and PCTV Systems S.a.r.l., a Luxembourg company (“Buyer”).

WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, the Business (as defined below);

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated as of October 25, 2008, as amended by Amendment No. 1, dated December 23, 2008 (collectively, “Asset Purchase Agreement”), pursuant to which Buyer, through one or more of its direct or indirect Subsidiaries, shall purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, shall sell, transfer and assign, certain assets and liabilities of the Business to Buyer; and

WHEREAS, as part of the foregoing, Seller desires to license to Buyer, or one or more of its direct or indirect Subsidiaries, certain of the Intellectual Property Rights that have not been assigned or transferred to Buyer or its Subsidiaries under the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, (i) all capitalized terms used herein that are defined in the Asset Purchase Agreement shall have the meaning ascribed thereto and (ii) the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

1.1 “Confidential Information” has the meaning set forth in Article III.

1.2 “Exploit,” with respect to Technology, means use, operate, design, develop, integrate, optimize, test, modify, debug, manufacture, sell, import, offer for sale, distribute, reproduce, service, maintain, repair and create derivative works of such Technology and to have any of the foregoing done.  Related terms such as “Exploitation” shall have their correlative meanings.

1.3 “Improvements” to Technology means (a) with respect to works of authorship, any modifications, derivative works, and translations of works of authorship; (b) with respect to databases, any database that is created by extraction or re-utilization of another database; and (c) with respect to other items included within the definition of Technology and not covered by Sections (a) – (b) above, any improvements of Technology.  For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

1.4 “Intellectual Property Rights” means, except as expressly set forth below, all intellectual property rights, including, without limitation, the rights associated with the following:  (a) trade secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (b) copyrights in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U. S.C. Section 101 et. seq., any foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and moral rights under the laws of any jurisdiction (“Copyrights”); and (c) rights in databases and data collections (including knowledge databases, customer lists and customer databases), under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof (“Database Rights”).  “Intellectual Property Rights” specifically excludes patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations, continuations, divisionals, substitutions and extensions of any of the foregoing; and contractual rights (including license grants) and also excludes the tangible embodiment of any of the foregoing.

1.5 “Licensed Business Intellectual Property Rights” means all Intellectual Property Rights that are owned by Seller or any Subsidiary of Seller as of the Closing Date in and to the Licensed Business Technology.  For clarity, Licensed Business Intellectual Property Rights excludes the Seller PCTV Intellectual Property.

1.6 “Licensed Business Technology” means the Technology that is owned by Seller or any Subsidiary of Seller and set forth in Schedule A hereto.  For clarity, Licensed Business Technology excludes Seller PCTV Intellectual Property and all products and Technology of Seller and its Subsidiaries that are not expressly set forth in Schedule A, such as, without limitation, Seller’s “VideoSpin” product.

1.7 “Licensed Field of Use” means the development, manufacture and sale of personal devices containing a television tuner for receiving over-the-air, satellite and cable television signals that are used in conjunction with personal computers for personal television viewing and the application software designed to operate directly with such personal devices for device management, playback and programming received through such personal devices.

1.8 “Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other legal entity of which Buyer, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

1.9 “Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including inventions, ideas, designs, documentation (such as bill of materials, build instructions and test reports), schematics, layouts, reports, algorithms, routines, software (including source code and object code), data, databases, lab notebooks, equipment, processes, prototypes and devices.  Technology does not include Intellectual Property Rights in any of the foregoing.

1.10 “Third Party” means a Person other than Seller and its Subsidiaries or Buyer and its Subsidiaries.

1.11 “VideoSpin” means the VideoSpin software (a) owned by Seller and marketed by Seller under the name VideoSpin and (b) installed on physical media in the inventory delivered by Seller to Buyer on the Closing Date.

ARTICLE II
LICENSE GRANTS

2.1 LICENSE TO BUYER.

(a)            Seller grants to Buyer and its Subsidiaries the following irrevocable (except as set forth in Article IV), personal, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 7.5 below) licenses, in perpetuity, under its and their applicable Licensed Business Intellectual Property Rights, solely within the Licensed Field of Use:

(i) under its and their Copyrights in and to the Licensed Business Technology, (A) to reproduce and have reproduced the works of authorship included in such Licensed Business Technology, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in such Licensed Business Technology, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Buyer to the public in accordance with Sections 2.1(b) and 2.1(c) below, (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Buyer; and (E) subject to Sections 2.1(b) and 2.1(c) below, to otherwise Exploit the works of authorship included in such Licensed Business Technology.

(ii) under its and their Database Rights in and to the Licensed Business Technology, to extract data from the databases included in such Licensed Business Technology and to re-utilize such data to Exploit products or services in the Licensed Field of Use; and

(iii) under its and their Trade Secrets in and to the Licensed Business Technology, to use such Licensed Business Technology and Improvements thereof prepared by or for Buyer to Exploit products or services in the Licensed Field of Use.

(b)            With respect to software included within the Licensed Business Technology, such licenses include the right to use, modify, make Improvements and reproduce such software and Improvements thereof made by or for Buyer or its Subsidiaries, in source code and object code form, to create products and services in the Licensed Field of Use, and to distribute and maintain such software and Improvements thereof made by or for Buyer or its Subsidiaries, in object code form only, as part products or services in the Licensed Field of Use.

(c)            Buyer may grant sublicenses within the scope of the licenses granted under Sections 2.1(a) above solely as follows:

(i) Buyer may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses, provided that Buyer shall be deemed responsible for the acts of such Subsidiaries as if they were a party to this Agreement; and

(ii) Buyer may grant sublicenses with respect to products solely in the Licensed Field of Use in the form of software, in object code form only, to its distributors, resellers, contractors, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers; provided that, such sublicenses shall be consistent in all respects with this Agreement and shall include standard terms and conditions consistent with end-user object code license agreements of Seller prior to the date hereof, including, without limitation, prohibitions on reverse engineering of object code and limitations of liability.

(d)            Buyer shall own all Intellectual Property Rights in any Improvements to the Licensed Business Technology made by or for Buyer or its Subsidiaries in accordance with this Article II.

2.2 NO IMPLIED LICENSES.  Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this Agreement.

2.3 LIMITATIONS.  Buyer shall not, and shall cause its Subsidiaries and require its sublicensees not to, (a) use or allow the use of any Licensed Business Technology or Licensed Business Intellectual Property Rights for any purpose outside of the Licensed Field of Use, including, without limitation, in support of the design, development or distribution of product or service for use outside of the Licensed Field of Use, or (b) distribute or allow the distribution of any source code version of the software included in the Licensed Business Technology, except to Buyer’s.  Any breach of this Section 2.3 by an Subsidiary or sublicensee of Buyer shall be deemed to be a breach of this Agreement by Buyer.

2.4 LIMITED GRANT-BACK.  In the event that Buyer fails to provide the Assumed Warranty Obligations set forth in Section 10.7 of the Asset Purchase Agreement, then, if Seller sends Buyer written notice thereof and such failure continues unremedied for a period of thirty (30) days following receipt of such notice, Buyer hereby grants to Seller and its Subsidiaries a personal, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 7.5 below) license, under its Intellectual Property Rights in and to the Seller PCTV Intellectual Property, to use, reproduce, have reproduced, prepare Improvements, distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission), to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display, and otherwise perform all acts necessary to provide such Assumed Warranty Obligations.  Further, Buyer shall cooperate with reasonable requests of Seller to facilitate or enable Seller to perform such Assumed Warranty Obligations.  The provisions of this Section 2.4~~,~~ shall expire two (2) years following the Closing Date, provided that the provisions of this Section 2.4 shall survive thereafter with respect to any failure of support occurring prior to the expiration of such two (2) year period.

2.5 VIDEOSPIN SOFTWARE DISTRIBUTION LICENSE TO BUYER.

                      (a) Seller grants to Buyer a royalty-free, non-transferable, limited, non-exclusive license to distribute copies of VideoSpin solely pursuant to such end-user terms and conditions as are provided or made available by Seller to Buyer and/or such end user.  Buyer’s rights granted under this Section 2.5 are limited to the executable object code version of VideoSpin as it is incorporated in the inventory delivered to Buyer by Seller on the Closing Date.

                      (b) Seller and its Subsidiaries and/or licensors reserve all rights not expressly granted in this Section 2.5 to VideoSpin and, except as stated in this Section 2.5, Buyer shall make no other utilization of VideoSpin, or use VideoSpin for the benefit of any other person or entity, or permit any Third Party to make such utilization, and Buyer shall have no other rights or licenses with respect to VideoSpin (including rights under any copyrights, patents or other intellectual property of Seller).

           (c) Without limiting the generality of clause (b) above, and except as expressly permitted by this Agreement, Buyer agrees: (i) not to copy, modify, port, translate, localize, or create derivative works of VideoSpin; (ii) not to disassemble, decompile, reverse engineer or otherwise reduce VideoSpin to source code form; (iii) not to remove, or allow to be removed, any patent, trademark, copyright, trade secret, or other proprietary rights notice placed by Seller or its supplier on VideoSpin; (iv) not to use VideoSpin, or any portion thereof on a service bureau, time sharing or ASP basis; and (v) not to appoint any subdistributor, reseller, sales agent or other representative to market or distribute VideoSpin.

           (d) Seller and Buyer shall negotiate in good faith the terms of any additional Buyer distribution rights to VideoSpin.

ARTICLE III
CONFIDENTIALITY

3.1 CONFIDENTIAL INFORMATION. (a) “Confidential Information” means information, technical data and know-how which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to third parties in a manner reasonably intended to maintain its confidentiality, and which is either (i) the subject of this Agreement and known to or in the possession of the receiving party as of the Closing Date or (ii) disclosed to the receiving party pursuant to this Agreement.

(b)            To be considered Confidential Information, information disclosed after the Closing Date must (i) be marked as confidential at the time of disclosure; or (ii) if unmarked (e.g. orally disclosed), be treated as confidential at the time of disclosure and designated as confidential in a written memorandum sent to the receiving party’s primary representative within thirty (30) days of disclosure, summarizing the information sufficiently for identification.

(c)            Confidential Information of Third Parties that is known to, in the possession of or acquired by a receiving party pursuant to this Agreement shall be deemed the disclosing party’s Confidential Information for purposes herein.

(d)            For purposes of clarification, Confidential Information of the Seller includes, but is not limited to, Licensed Business Technology, subject to the terms of Section 3.2 below.

3.2 EXCEPTIONS.  Confidential Information shall not include information that, as of the Closing Date or thereafter, (i) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Asset Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Affiliates or representatives thereof, (ii) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Affiliates or representatives thereof on a non-confidential basis, (iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Affiliates or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Affiliates, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Affiliates or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order.  Nothing in this Section 3.2 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (iv) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

3.3 CONFIDENTIALITY AND NON-USE OBLIGATIONS.  The receiving party shall (i) protect the Confidential Information of the disclosing party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as receiving party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information in violation of the restrictions set forth in this Agreement, and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, without prior written consent of the Disclosing Party.

3.4 DISCLOSURE TO SUBLICENSEES.  The receiving party has the right to disclose to its sublicensees permitted under this Agreement portions of Confidential Information as reasonably necessary in the exercise of the receiving party’s sublicense rights under this Agreement, subject to the sublicensee’s agreement in writing to confidentiality and non-use terms at least as protective of the disclosing party as the provisions of this Article III.

3.5 DURATION.  The obligations of the parties set forth in this Article III, with respect to the protection of Confidential Information, shall remain in effect until five (5) years after (i) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

ARTICLE IV
TERMINATION

4.1 TERMINATION FOR BREACH.  In the event of a material breach of this Agreement, the nonbreaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the nonbreaching party to the breaching party specifying the breach.  Further, upon an “Event of Default” as defined either in the Secured Promissory Note of even date herewith between Parent and Buyer, or the Share Pledge Agreement, to be entered into between Parent and Buyer, Seller shall have the right, immediately upon written notice to Buyer, to terminate this Agreement and all rights and licenses of Buyer hereunder, subject only to Section 4.2.

4.2 SURVIVAL.  The following provisions shall survive any termination of this Agreement: Sections 2.2, 2.3, 2.4, this 4.2, and Articles III, V, VI and VII.  Upon termination of this Agreement, all rights and licenses of Buyer under Section 2.1 shall terminate, provided that any and all sublicenses properly granted pursuant hereto shall survive to the extent necessary such that end-user sublicenses of product granted in accordance with Section 2.1 shall survive, and Buyer shall have the right to dispose of all then existing product inventory.

ARTICLE V
ADDITIONAL OBLIGATIONS, REPRESENTATIONS AND WARRANTIES

5.1            Buyer acknowledges that its employees and contractors who are former Seller employees and contractors have a continuing duty to assist Seller with in connection with any Third Party infringement claim or action against Seller, and accordingly, Buyer agrees to make available, to Seller or its counsel, inventors and other persons employed by Buyer for interviews and/or testimony to assist in connection therewith, including the signing of documents related thereto.  Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by Seller, expressly excluding the value of the time of such Buyer personnel; provided, however, that in the case of assistance with litigation or any other assistance that requires significant time commitment by Buyer’s personnel, the parties shall agree on a case by case basis on compensation of Buyer for the value of the time of Buyer’s employees as reasonably required in connection with such litigation.

5.2 On the Closing Date,  Seller shall provide to Buyer the source code and object code to the Licensed Business Technology, together with database schemas, user interface specifications, logic flow diagrams, development documentation comprising a part of such Licensed Business Technology, including developer notes and memoranda for such Licensed Business Technology, and a listing of development tools currently used in creating, enhancing and maintaining the Licensed Business Technology, and a listing of required third party software currently used by Seller with respect to the Licensed Business Technology, in each case, to the extent that such information or Technology is reasonably available to Seller on the Closing Date and Seller may provide such information or Technology without violating any right of any third party (collectively, the “Source Code Materials”).  Such material shall be provided in a usable electronic format.

ARTICLE VI
LIMITATIONS; DISCLAIMERS

6.1            IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE DAMAGES AVAILABLE TO EITHER PARTY UNDER APPLICABLE LAW FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS OR ITS AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES.

6.2            DISCLAIMER.  EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE ASSET PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, ARE LICENSED “AS IS” AND WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ENFORCEABILITY.  Except as otherwise set forth herein or in the Asset Purchase Agreement, neither party nor any of its Affiliates makes any warranty or representation that any Exploitation of any product or service will be free from infringement of any patent or other intellectual property right of any third party.  Except as otherwise set forth herein or in the Asset Purchase Agreement, neither Seller nor any of its Subsidiaries makes any warranty or representation as to the validity and/or scope of any Intellectual Property Right licensed by it to Buyer hereunder or any warranty or representation that any Exploitation of any product or service will be free from infringement of any Intellectual Property Right of any Third Party.

6.3            INFRINGEMENT SUITS.  Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Right in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Right of any Third Party.  Seller shall not have any right to institute any action or suit against Third Parties for infringement of any of the Seller PCTV Intellectual Property occurring after the date hereof.  Buyer shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Business Intellectual Property Rights.

6.4            NO OBLIGATION TO SUPPORT OR PROVIDE TECHNOLOGY. Except as otherwise set forth herein or in the Asset Purchase Agreement (or other documents referred to therein), neither party, nor any of its Affiliates, shall be obligated to provide the other party with any technical assistance, support, maintenance or to furnish the other party with, or obtain, any documents, materials or other information or Technology.  Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Licensed Business Technology or Seller PCTV Intellectual Property), except as specifically provided herein or in the Asset Purchase Agreement (or any other agreements referred to therein).

ARTICLE VII
MISCELLANEOUS PROVISIONS

7.1            PRESS RELEASES AND ANNOUNCEMENTS.  Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other.  No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

7.2            NO THIRD PARTY BENEFICIARIES.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

7.3            ACTION TO BE TAKEN BY AFFILIATES.  The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

7.4            ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement (including the documents referred to therein) constitute the entire agreement between the Buyer and the Seller.  This Agreement, together with the Asset Purchase Agreement, supersede any prior agreements or understandings between the Buyer and the Seller, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior representations or statements to the extend not embodied in this Agreement or the Asset Purchase Agreement.

7.5            ASSIGNMENT.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to an Affiliate of a Party or to any entity that acquires all or substantially all of a Party's business or assets, or a division thereof.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.6 NOTICES.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: Hauppauge Digital, Inc. 91 Cabot Court Hauppauge, New York 11788 Facsimile: (631) 434-3198 Attention:Kenneth Plotkin	Copy to: Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11444 Facsimile: (516) 296-7111 Attention: Steven J. Kuperschmid, Esq.
If to any Seller: Avid Technology, Inc. Avid Technology Park One Park West Tewksbury, MA 01876 Facsimile: (978) 640-3366 Attention:Legal Department	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 1117 S. California Avenue Palo Alto, CA 94304 Facsimile: (650) 858-6100 Attention: Rod J. Howard and Joseph K. Wyatt

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.7            AMENDMENTS AND WAIVERS.  The Parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.8            SEVERABILITY.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.9            EXPENSES.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.10 SPECIFIC PERFORMANCE.  Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

7.11 GOVERNING LAW.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

7.12 SUBMISSION TO JURISDICTION.  Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.6.  Nothing in this Section 7.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

7.13 CONSTRUCTION.

(a)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

(f) As used in this Agreement, the word “including” and its variants shall mean “including, without limitation,” the masculine gender shall include the feminine and the neuter, and the singular number shall include the plural, and vice versa.

7.14 INCORPORATION OF SCHEDULES.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

7.15 COUNTERPARTS AND FACSIMILE SIGNATURE.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

7.16 ACTION OR CONSENT BY SELLER.  For purposes of this Agreement (including any notice or consent to be given or action to be taken hereunder or thereafter or in connection herewith or therewith), the act or consent of any Seller shall constitute the act or consent of each other Person that is a Seller.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

Avid Technology, Inc.

By: /s/ Ken Sexton

Name: Ken Sexton

Title: Chief Financial Officer

Pinnacle Systems, Inc.

By: /s/ Ken Sexton

Name: Ken Sexton

Title: President

[Signature page to Intellectual Property License Agreement]

BUYER:

PCTV Systems S.a.r.l.

By: /s/ Ken Plotkin

Name: Ken Plotkin

Title: Chairman

[Signature page to Intellectual Property License Agreement]

SCHEDULE A

LICENSED BUSINESS TECHNOLOGY